                              VENTURE VUL PROTECTOR
                        ILLUSTRATION SAMPLE CALCULATIONS

THE ASSUMED POLICYHOLDER

Male preferred nonsmoker, age 45. Face Amount $500,000. Death benefit option 1. $5,000 planned annual premium paid on the policy anniversary. Assuming current cost of insurance rates and a hypothetical gross annual investment return of 12%. The sample calculations are shown for policy year 5 month 1.

The following is a detailed representation of the interim policy value calculations during policy year 5.

  POLICY    BEGINNING        NET          VALUE        ADMIN        M&E         COI       MONTHLY NET        ENDING
  MONTH       POLICY       PREMIUM        AFTER        CHARGE      CHARGE     CHARGE       INVESTMENT        POLICY
              VALUE                      PREMIUM                                             FACTOR          VALUE
             (Step 1)      (Step 2)                   (Step 3a)  (Step 3b)   (Step 3c)      (Step 4)        (Step 5)
---------    --------      --------      -------      ---------  ---------   ---------      --------        --------
    1       15,360.78     4,500.00      19,860.78      15.00       19.86      123.60       1.0086854       19,873.44
    2       19,873.44       0.00        19,873.44      15.00       19.87      123.60       1.0086854       19,886.20
    3       19,886.20       0.00        19,886.20      15.00       19.89      123.60       1.0086854       19,899.05
    4       19,899.05       0.00        19,899.05      15.00       19.90      123.59       1.0086854       19,912.01
    5       19,912.01       0.00        19,912.01      15.00       19.91      123.59       1.0086854       19,925.08
    6       19,925.08       0.00        19,925.08      15.00       19.93      123.59       1.0086854       19,938.24
    7       19,938.24       0.00        19,938.24      15.00       19.94      123.58       1.0086854       19,951.51
    8       19,951.51       0.00        19,951.51      15.00       19.95      123.58       1.0086854       19,964.89
    9       19,964.89       0.00        19,964.89      15.00       19.96      123.58       1.0086854       19,978.38
    10      19,978.38       0.00        19,978.38      15.00       19.98      123.57       1.0086854       19,991.97
    11      19,991.97       0.00        19,991.97      15.00       19.99      123.57       1.0086854       20,005.67
    12      20,005.67       0.00        20,005.67      15.00       20.01      123.57       1.0086854       20,019.47

THE GROSS ANNUAL INVESTMENT RETURNS

Derivation of annual subaccount rate of return from hypothetical gross annual investment return.

      Annual Net SubAccount Rate of Return = Hypothetical Gross Annual Investment Return - Assumed Investment Management Fees and Expenses* = 12%
      - 1.065% = 10.935%

      * Investment management fees and expenses vary by subaccount. Actual investment management fees and expenses will vary with the policyholder's allocation of premium and policy value between the available subaccounts. Investment management fees and expenses represent investment advisory fees and other expenses paid by the portfolios. This illustration reflects an average of the current expenses for the available subaccounts, which is 1.065% per annum, in absence of expense reimbursements.
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THE ILLUSTRATED POLICY VALUES

How the Policy Value is Calculated:

      Ending Policy Value = (Beginning Policy Value + Net Premium - Total Monthly Deductions) x (Monthly Net Investment Factor)

Step 1: The Beginning Policy Value

      The Beginning Policy Value is the policy value at the end of the previous month. For year 5 month 1, the Beginning Policy Value is the policy value in year 4 month 12, or $15,360.78

Step 2: Calculating the Net Premium

      Net Premium = Gross Premium - Premium Charge

      For year 5 month 1, the premium charge is 10% of gross premium paid.

      Net Premium = $5,000 - ( $5,000 x 10% ) = $4,500

Step 3: Calculating the Total Monthly Deductions

      Total Monthly Deductions = Administrative Charge + Mortality and Expense Risk Charge + Cost of Insurance Charge

      Step 3a: Administrative charge of $15.00 per month.

      Step 3b: Mortality and expense risk charge (M&E) of 0.1000% of the policy value per month. M&E = ( beginning policy value + net premium ) x 0.1000% = ( $15,360.78 + $4,500 ) x 0.1000% = $19.86

      Step 3c: Cost of Insurance (COI) Charge = Monthly COI rate x [ ( Face Amount / Discount Factor ) - (Beginning Policy Value + Net Premium - Administrative charge - M&E charge) ]

            In the illustrated example, the Monthly COI rate for year 5 is 0.0002583, the Face Amount is $500,000 and the Discount Factor is 1.0032737

      COI Deduction = 0.0002583 x [ ( $500,000 / 1.0032737 ) - ( $15,360.78 +
      $4,500 - $15.00 - $19.86 ] = $123.60

      Total Monthly Deductions = $15.00 + $19.86 + $123.60 = $158.46

Step 4: Determining the Net Investment Factor

      The value of a unit of each sub-account was initially fixed at $10.00. For each subsequent Business Day the unit value for that sub-account is determined by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the that sub-account on such subsequent Business Day.

      The net investment factor for a sub-account on any Business Day is equal to (a) divided by (b) where:

      a) is the net asset value of the underlying Portfolio shares held by that sub-account as of the end of such Business Day before any policy transactions are made on that day; and

      b) is the net asset value of the underlying Portfolio shares held by that sub-account as of the end of the immediately preceding Business Day after all policy transactions were made for that day;

      The value of a unit may increase, decrease, or remain the same, depending on the investment performance of a sub-account from one Business Day to the next.

      For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 10.935% net annual subaccount rate of return:

            Monthly Net Investment Factor (hypothetical) = (1 + 0.10935) to the power of 1/12 = 1.0086854

Step 5: Ending Policy Value

           Ending Policy Value = (Beginning Policy Value + Net Premium - Total Monthly Deductions) x (Monthly Net Investment Factor)

           For year 5 month 1 Ending Policy Value = ( $15,360.78 + $4,500 - $158.46 ) x ( 1.0086854 ) = $19,873.44

THE ILLUSTRATED CASH SURRENDER VALUES

How the Cash Surrender Value is Calculated:

      Cash Surrender Value = Ending Policy Value - Surrender Charge

      The Surrender Charge for year 5 month 12 in this illustration is $4,117.50

      Cash Surrender Value month 12 = $20,019.47 - $4,117.50 = $15,901.97


THE ILLUSTRATED DEATH BENEFITS

How the Death Benefit is determined:

      Death Benefit = greater of [ Face Amount ] or [ Policy Value x Minimum Death Benefit Percentage ]

      In year 5 of the illustration, the attained age of the policyholder is 49 and the applicable Minimum Death Benefit Percentage is 191%.

      Death Benefit at the end of year 5 = greater of [ $500,000 ] or [ 191% x $20,019.47 ] = $500,000

THE CALCULATIONS IN OTHER POLICY YEARS

How the Policy Value calculation will differ in other years:

      The premium charge is 10% for the first 5 policy years and 2% thereafter. The monthly M&E charge is 0.1000% for the first 15 policy years and 0.0250% thereafter.

      The administration charge is $15 per month for all policy years.

      The monthly COI rates will vary by attained age.

How the Cash Surrender Value will differ in other years:

      The surrender charge is based on the issue age of the policyholder and on a grading percentage which decreases from policy year 1 to 10, and is zero for year 11 and later. Within a policy year, the grading percentages are interpolated on a monthly basis.

                 SURRENDER CHARGE
 POLICY YEAR    GRADING PERCENTAGE
-------------   ------------------
      1                 100%
      2                 90%
      3                 80%
      4                 70%
      5                 60%
      6                 50%
      7                 40%
      8                 30%
      9                 20%
     10                 10%
     11+                 0%

How the Death Benefit will differ in other years:

      Under Death Benefit Option 1, the death benefit is the Face Amount of the policy or, if greater, the Minimum Death Benefit. The Minimum Death Benefit is required to ensure the policy continues to qualify as life insurance under the Internal Revenue Code, and is equal to the Policy Value times the applicable Minimum Death Benefit Percentage.